Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Third Quarter and First Nine Months 2025 Results

■Third quarter of 2025 net sales increased 7% versus the third quarter of 2024.

■Gross profit in the third quarter of 2025 was $749 million, an increase of 7% versus the third quarter of 2024. Gross margin in the third quarter of 2025 increased 10 basis points(a) to 39.6%.

■Income from operations for the third quarter of 2025 was $247 million, an increase of $20 million, or 9%. Operating margin for the third quarter of 2025 increased 20 basis points to 13.1%.

■Earnings per share for the third quarter of 2025 increased $0.32 to $1.64, an increase of 24%. On an adjusted(b) basis, earnings per share increased $0.18 to $2.06, or 10%.

Key Results

	Third Quarter			First Nine Months
(in millions)	2025	2024	Change	2025	2024	Change
Volume(1)	92.8	89.9	3.3%	260.3	263.4	(1.2)%
Net sales	$1,888.3	$1,765.7	6.9%	$5,323.8	$5,153.2	3.3%
Gross profit	$748.5	$698.0	7.2%	$2,118.1	$2,055.3	3.1%
Gross margin	39.6%	39.5%		39.8%	39.9%
Income from operations	$246.6	$227.1	8.6%	$708.5	$701.6	1.0%
Operating margin	13.1%	12.9%		13.3%	13.6%

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2025	2024	Change	2025	2024	Change
Sparkling bottle/can	$1,083.1	$1,034.7	4.7%	$3,096.9	$3,025.9	2.3%
Still bottle/can	$643.3	$585.5	9.9%	$1,778.5	$1,694.7	4.9%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

Third Quarter and First Nine Months 2025 Review

CHARLOTTE, October 29, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter ended September 26, 2025 and the first nine months of fiscal 2025.

“Our third quarter results reflect the ongoing dedication and resilience of our 17,000 teammates,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We are beginning to see early returns on the teammate investment we announced last quarter, as our continued momentum in sales execution has led to solid market share growth across our portfolio. Our strong financial performance has allowed us to execute on our commitment to return capital to stockholders with over $211 million distributed through share repurchases and dividends during 2025.”

Volume was up 3.3% in the third quarter of 2025 and down 1.2% in the first nine months of the year. The first nine months of 2025 had two fewer selling days compared to the first nine months of 2024, which accounted for approximately 0.7% of the first nine-month volume decline. Our Sparkling category volume increased by 1.4% in the third quarter of 2025. The strong Sparkling volume performance was driven primarily by growth within zero-sugar and flavor offerings, while we continued to experience moderating headwinds in demand for Coca-Cola Original Taste. Still volume increased 8.9% in the third quarter of 2025 as a result of strong performance across many brands. Monster, Powerade, smartwater, Core Power, Dasani and Topo Chico all achieved volume growth in the third quarter of 2025, reflecting the strength of the brands and strong consumer demand.

Net sales increased 6.9% to $1.9 billion in the third quarter of 2025 and increased 3.3% to $5.3 billion in the first nine months of 2025. The growth in net sales was primarily the result of annual price increases executed during the first quarter of 2025 and strong volume performance during the third quarter. Sparkling and Still net sales increased 4.7% and 9.9% in the third quarter of 2025, respectively, compared to the third quarter of 2024. The increase in Sparkling category net sales was driven primarily by sales of multi-pack, take-home packages sold within our large store, club and value channels. The increase in Still category net sales was driven primarily by the solid performance of numerous brands across the category sold within large retail and convenience stores.

Gross profit in the third quarter of 2025 was $748.5 million, an increase of $50.5 million, or 7.2%. Gross margin in the third quarter of 2025 improved 10 basis points to 39.6%. Gross profit in the first nine months of 2025 was $2.1 billion, an increase of $62.8 million, or 3.1%. The annual price increases we executed earlier this year across our portfolio have been effective in offsetting the net impact of increased commodity costs, including the continued volatility of import tariffs on aluminum, across our portfolio.

“Our team’s relentless focus on timely, thoughtful execution combined with a strong brand portfolio is resulting in impressive operating results in a demanding retail landscape,” said Dave Katz, President and Chief Operating Officer. “Investments in our supply chain and selling capabilities have allowed us to meet the increasing demands of our customers while delivering profitable growth in a dynamic period of cost inflation. Our business remains healthy, we have momentum in brands throughout our portfolio and we have a customer-focused team executing across our territory, all of which support our ability to continue to deliver strong business performance.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2025 increased $30.9 million, or 6.6%. The increase in SD&A expenses in the third quarter of 2025 as compared to the third quarter of 2024 was primarily driven by the cost of labor, which includes annual wage adjustments made earlier this year and an additional investment in the base wages of our front-line teammates, which became effective at the beginning of the third quarter. SD&A expenses as a percentage of net sales in the third quarter of 2025 decreased 10 basis points to 26.6% as compared to the third quarter of 2024. SD&A expenses in the first nine months of 2025 increased $55.9 million, or 4.1%. SD&A expenses as a percentage of net sales in the first nine months of 2025 increased 20 basis points to 26.5% as compared to the first nine months of 2024.

Income from operations in the third quarter of 2025 was $246.6 million, compared to $227.1 million in the third quarter of 2024, an increase of 8.6%. Operating margin for the third quarter of 2025 was 13.1% as compared to 12.9% for the third quarter of 2024, an increase of 20 basis points. For the first nine months of 2025, income from operations improved $6.9 million to $708.5 million, an increase of 1.0%. The two fewer selling days in the first nine months of 2025 accounted for an approximately $10 million decrease in income from operations.

Net income in the third quarter of 2025 was $142.3 million, compared to $115.6 million in the third quarter of 2024, an increase of $26.7 million, or 23.1%. On an adjusted(b) basis, net income in the third quarter of 2025 was $179.2 million, compared to $166.7 million in the third quarter of 2024, an increase of $12.5 million, or 7.5%. Income tax expense for the third quarter of 2025 was $49.9 million, compared to $39.9 million for the third quarter of 2024, resulting in an effective income tax rate of approximately 26% for both periods.

Net income in the first nine months of 2025 was $433.3 million, compared to $454.2 million in the first nine months of 2024, a decline of $20.8 million, or 4.6%. On an adjusted(b) basis, net income in the first nine months of 2025 was $510.6 million, compared to $521.9 million in the first nine months of 2024, a decrease of $11.3 million, or 2.2%. Net income for both the first nine months of 2025 and 2024 was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven by changes in the discount rate and future cash flow projections used to compute the fair value of the liability.

Cash flows from operations for the first nine months of 2025 were $722.9 million, compared to $707.9 million for the first nine months of 2024. In the first nine months of 2025, we invested approximately $210 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2025, we expect capital expenditures to be approximately $300 million. In the third quarter of 2025, we returned over $133 million to stockholders through approximately $111 million of share repurchases and approximately $22 million of dividends. Through the first nine months of 2025, we have returned approximately $211 million to stockholders through repurchases and dividends.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the third quarter ended September 26, 2025 and the first nine months of fiscal 2025 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 123 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability and product safety; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

###

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2025	2024	2025	2024
Net sales	$1,888,317	$1,765,652	$5,323,813	$5,153,221
Cost of sales	1,139,801	1,067,616	3,205,697	3,097,916
Gross profit	748,516	698,036	2,118,116	2,055,305
Selling, delivery and administrative expenses	501,882	470,981	1,409,578	1,353,704
Income from operations	246,634	227,055	708,538	701,601
Interest expense (income), net	4,687	2,187	17,509	(2,149)
Other expense, net	49,717	69,305	106,334	93,127
Income before taxes	192,230	155,563	584,695	610,623
Income tax expense	49,896	39,939	151,363	156,446
Net income	$142,334	$115,624	$433,332	$454,177

Basic net income per share(c):
Common Stock	$1.64	$1.32	$4.99	$4.97
Weighted average number of Common Stock shares outstanding	76,554	77,560	76,881	81,405

Class B Common Stock	$1.64	$1.32	$4.98	$4.93
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047	10,047	10,047

Diluted net income per share(c):
Common Stock	$1.64	$1.32	$4.98	$4.96
Weighted average number of Common Stock shares outstanding – assuming dilution	86,728	87,719	87,070	91,578

Class B Common Stock	$1.64	$1.32	$4.97	$4.90
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,174	10,159	10,189	10,173

(c)     All share or per share amounts impacting the net income per share amounts have been retroactively adjusted to reflect the effects of a 10-for-1 forward stock split executed by the Company during the second quarter of 2025.

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 26, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$1,532,473	$1,135,824
Short-term investments	149,061	301,210
Trade accounts receivable, net	575,451	552,979
Other accounts receivable	135,348	130,563
Inventories	354,857	330,395
Prepaid expenses and other current assets	100,550	96,331
Total current assets	2,847,740	2,547,302
Property, plant and equipment, net	1,543,793	1,505,267
Right-of-use assets - operating leases	121,485	112,351
Leased property under financing leases, net	1,261	3,138
Other assets	210,083	181,048
Goodwill	165,903	165,903
Other identifiable intangible assets, net	778,245	798,130
Total assets	$5,668,510	$5,313,139

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of debt	$349,945	$349,699
Current portion of obligations under operating leases	24,544	23,257
Current portion of obligations under financing leases	548	2,685
Accounts payable and accrued expenses	1,018,612	937,528
Total current liabilities	1,393,649	1,313,169
Deferred income taxes	133,465	132,941
Pension and postretirement benefit obligations and other liabilities	964,089	918,061
Noncurrent portion of obligations under operating leases	101,614	92,362
Noncurrent portion of obligations under financing leases	1,330	2,346
Long-term debt	1,438,439	1,436,649
Total liabilities	4,032,586	3,895,528

Equity:
Stockholders’ equity	1,635,924	1,417,611
Total liabilities and equity	$5,668,510	$5,313,139

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$433,332	$454,177
Depreciation expense, amortization of intangible assets and deferred proceeds, net	163,224	143,179
Fair value adjustment of acquisition related contingent consideration	104,468	90,877
Deferred income taxes	523	(18,030)
Change in current assets and current liabilities	38,581	55,763
Change in noncurrent assets and noncurrent liabilities	(19,120)	(23,650)
Other	1,905	5,577
Net cash provided by operating activities	$722,913	$707,893

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(209,994)	$(287,333)
Purchases and disposals of short-term investments	156,643	(211,256)
Other	(8,324)	(9,369)
Net cash used in investing activities	$(61,675)	$(507,958)

Cash Flows from Financing Activities:
Payments related to share repurchases	$(145,698)	$(574,009)
Cash dividends paid	(65,310)	(163,733)
Payments of acquisition related contingent consideration	(51,639)	(44,243)
Proceeds from bond issuance	—	1,200,000
Other	(1,942)	(17,213)
Net cash (used in) provided by financing activities	$(264,589)	$400,802

Net increase in cash and cash equivalents during period	$396,649	$600,737
Cash and cash equivalents at beginning of period	1,135,824	635,269
Cash and cash equivalents at end of period	$1,532,473	$1,236,006

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

	Third Quarter 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$748,516	$501,882	$246,634	$192,230	$142,334	$1.64
Fair value adjustment of acquisition related contingent consideration	—	—	—	49,350	37,111	0.42
Fair value adjustments for commodity derivative instruments	(378)	(84)	(294)	(294)	(221)	—
Total reconciling items	(378)	(84)	(294)	49,056	36,890	0.42
Adjusted results (non-GAAP)	$748,138	$501,798	$246,340	$241,286	$179,224	$2.06

Adjusted % Change vs. Third Quarter 2024	7.4%	6.7%	8.9%

	Third Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$698,036	$470,981	$227,055	$155,563	$115,624	$1.32
Fair value adjustment of acquisition related contingent consideration	—	—	—	68,592	51,652	0.57
Fair value adjustments for commodity derivative instruments	(1,426)	(631)	(795)	(795)	(599)	(0.01)
Total reconciling items	(1,426)	(631)	(795)	67,797	51,053	0.56
Adjusted results (non-GAAP)	$696,610	$470,350	$226,260	$223,360	$166,677	$1.88

Results for the first nine months of 2024 include two additional selling days compared to the first nine months of 2025. For comparison purposes, the estimated impact of the additional selling days in the first nine months of 2024 has been excluded from our comparable(b) volume results.

	First Nine Months
(in millions)	2025	2024	Change
Volume	260.3	263.4	(1.2)%
Volume related to extra days in fiscal period	—	(1.7)
Comparable volume	260.3	261.7	(0.5)%

	First Nine Months 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$2,118,116	$1,409,578	$708,538	$584,695	$433,332	$4.99
Fair value adjustment of acquisition related contingent consideration	—	—	—	104,468	78,560	0.90
Fair value adjustments for commodity derivative instruments	(899)	770	(1,669)	(1,669)	(1,255)	(0.01)
Total reconciling items	(899)	770	(1,669)	102,799	77,305	0.89
Adjusted results (non-GAAP)	$2,117,217	$1,410,348	$706,869	$687,494	$510,637	$5.88

Adjusted % Change vs. First Nine Months 2024	3.1%	4.2%	0.9%

	First Nine Months 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$2,055,305	$1,353,704	$701,601	$610,623	$454,177	$4.97
Fair value adjustment of acquisition related contingent consideration	—	—	—	90,877	68,430	0.75
Fair value adjustments for commodity derivative instruments	(1,345)	(420)	(925)	(925)	(697)	(0.01)
Total reconciling items	(1,345)	(420)	(925)	89,952	67,733	0.74
Adjusted results (non-GAAP)	$2,053,960	$1,353,284	$700,676	$700,575	$521,910	$5.71

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.